Consent of Independent Certified Public Accountants

     We consent to the use in this Registration Statement on Form SB-2 (Post-Effective Amendment No. 1) of our report dated May 23, 2002, except for
Note 6, as to which the date is July 3, 2002, relating to the financial statements of Classic Healthcare Solutions, Inc. as of December 31, 2001 and for the year ended December 31, 2001 and for the period from October 23, 2000 (Date of Inception) to December 31, 2000 and the reference to our firm under the caption 'Experts' in this Registration Statement.


                                                /s/ Grassi & Co., CPAs, P.C.
                                                    Certified Public Accountants


New York, New York
July 19, 2002